Exhibit 99.1

XELR8 HOLDINGS INTRODUCES NEW NUTRITIONAL DRINK — BAZI™
AT NATIONAL DISTRIBUTOR RALLY IN LAS VEGAS

Company Announces Revised Date for Annual Meeting of Stockholders

National Direct Selling Network Grows 51% in 2006

Denver, CO — (PR NEWSWIRE) — January 16, 2007 — VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today reported that at its Annual National Distributor Rally, held last weekend in Las Vegas, the Company officially unveiled its latest new addition to its product platform:  Bazi™, a liquid, nutritional drink packed with eight different superfruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals.

Now available for purchase through XELR8’s national direct selling network, Bazi represents the only ‘nutritional drink on the market comprised of a unique and proprietary vitamin/mineral complex. Bazi is a powerful, concentrated, antioxidantnutritional drink that gives you all the vitamin and minerals you need in a single, convenient, one-ounce shot. One of the key ingredients in Bazi is the Chinese jujube.   Amazingly, the jujube is one of the world’s oldest fruits, used as a remedy in Chinese medicine for nearly 4,000 years.  Through the centuries, doctors of many cultures and regions have looked to the jujube to accelerate the immune system and help support the heart, lungs and kidneys.*

The XELR8 BAZI formula gives your body specific nutrients that support your most essential processes. It enhances the metabolism and provides the vital nutrients often deficient in typical daily diets. In fact, it creates an entire system of nutrients that work synergistically with each other to provide overall health and wellness.

In connection with this product introduction, XELR8 unveiled a simplified method of operation for its distributors to promote the product and build a business. The method centers on INVITE, TASTE and FOLLOW UP. Distributors are being encouraged to make a short business presentation and to leave a bottle of Bazi with their prospects and then follow up within 48 hours. During that period most prospects will experience the effect of Bazi and have the opportunity to review a product brochure and audio CD plus the new Bazi website at www.drinkbazi.com.

John Pougnet, CEO and CFO of XELR8, noted, “Bazi represents an important opportunity for XELR8 to penetrate the dynamic ‘superfood’ industry with a highly differentiated product.  Moreover, Bazi’s many health benefits, coupled with creative pricing and incentive programs, should serve as an excellent business builder for our distributors.  We are very excited about the introduction of Bazi and are hopeful that it will contribute measurably to XELR8’s success in the coming year.”

In other news, XELR8 announced that the date of its planned 2006 Annual Meeting of Stockholders, originally rescheduled from December 18, 2006 to January 26, 2007, has been rescheduled again.  The meeting will be held on March 7, 2007 at the Company’s executive offices located at 480 South Holly Street in Denver, Colorado and begin at 10 A.M.  All shareholders of record as of the close of business on November 24, 2006 will be entitled to vote on the election of five directors; to approve the sale of common stock; to increase the number of shares issuable under the Company’s Stock Incentive Plan from 1.8 million to 2.2 million shares; to approve a Distributor Stock Option Plan; to amend the Articles of Incorporation to change the Company’s name from VitaCube Systems Holdings, Inc. to XELR8 Holdings, Inc.; and to transact any other business properly brought before the meeting.

Although the net number of distributors comprising XELR8’s national direct selling network declined in November and December, dropping to 2,761 as of December 31, 2006, on a year-over-year basis, the network grew 51% over 1,826 distributors that populated the network at the end of 2005; and is up over 181% since the end of 2004.

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	prh@efcg.net

* These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.